FIELDPOINT PETROLEUM ANNOUNCES AMENDMENT TO LOAN AND INITIATION OF FORBEARANCE AGREEMENT

AUSTIN, TX – October 6, 2016– FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today announced a Sixth Amendment to Loan Agreement and the initiation of a Forbearance Agreement with Citibank. The terms and conditions of the forbearance agreement may be seen in a Form 8-K filed today with the Securities and Exchange Commission.

Phillip Roberson, President and CFO of FieldPoint, stated, “This is a very important first step to stabilize the Company and afford us the ability to aggressively look for opportunities to grow during our recovery from the depressed oil and gas market of the past many months. Citibank has been a great banking partner to work with during this difficult time. Extending the due date of our current loan from this month to January 1, 2018, as well as granting a forbearance, shows support for, and confidence in, the plan that FieldPoint has initiated in order to maintain our listing with the NYSE. The events of today also allow us to move forward with the previously announced transaction between FieldPoint and HFT, which we now expect to complete promptly. This transaction is an important next step in our recovery plan. The oil and gas industry as a whole is having to deal with many of the same issues facing FieldPoint. We are very fortunate to have partners like Citibank and HFT supporting us in this effort.”

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov)

Contact: Phillip Roberson, President/CFO (512) 579-3563 or proberson@fppcorp.com

   Or Roger Bryant, Executive Chairman (214) 215-9130

   Corporate Headquarters:  609 Castle Ridge Rd, Ste 335, Austin, TX 78746